EXHIBIT 99.1

Section 6 from the Purchase Agreement, dated as of April 7, 2014, between Corning Natural Gas
Holding Corporation ( the “Company”) and the Article 6 Marital Trust under the First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007 (the “Purchaser”).

Section 6        Restrictions on Acquisition and Transfer.

6.1       Standstill.

For the period (the “Standstill Period”) commencing on the date hereof and ending on the earlier of: (i) the date which is six months from the date of this Agreement; and (ii) the date a person not affiliated with Purchaser or its associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) acquires, announces an intention to acquire or proposes to acquire in an transaction described in clauses (a) through (j) below not approved by the Board of Directors of the Company; Purchaser will not, and will cause its associates (as such term is defined under the Exchange Act) and its affiliates whom it controls (as such term is defined under the Exchange Act) not to, unless expressly requested in writing, in advance, by the Company or pursuant to a written agreement with the Company, directly or indirectly, in any manner whatsoever:

(a)       acquire, announce an intention to acquire, offer or propose to acquire, solicit an offer to sell or donate or agree to acquire, or enter into any arrangement or undertaking to acquire, directly or indirectly, by purchase, gift or otherwise, record or direct or indirect beneficial ownership interest in any securities or any assets of the Company or any direct or indirect rights, warrants or options to acquire record or direct or indirect beneficial ownership of any securities or assets of the Company (an “Acquisition”), if such Acquisition would cause Purchaser to beneficially own 15% or more of the voting equity securities of the Company;

(b)       make, propose to make, or participate in any merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, or other similar transaction involving the Company;

(c)       solicit, make, effect, initiate, cause or, in any way participate in (other than by granting a proxy to management representatives), directly or indirectly, any “solicitation” of “proxies” (as such terms are defined in the proxy rules of the Securities and Exchange Commission promulgated pursuant to Section 14 of the Exchange Act) or consents from any holders of any securities of the Company;

(d)       call or seek to have called any meeting of the stockholders of the Company or any subsidiary thereof or seek or act, alone or in concert with others, to advise or influence in any manner whatsoever, any person or entity with respect to the Company;

(e)       form, join or participate in, or otherwise encourage the formation of, any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the record or beneficial ownership of any securities of the Company;

(f)        arrange, facilitate, or in any way participate, directly or indirectly, in any financing for the purchase by any person in a transaction not approved by the Board of Directors of the Company of any securities or assets of the Company or any of its subsidiaries;

(g)       (1)  act, directly, or indirectly, to seek to control, advise, direct or influence the management, Board of Directors (including any individual members thereof), stockholders, policies or affairs of the Company or any subsidiary thereof; provided, however, that nothing contained herein shall prevent Purchaser from freely communicating privately with management and the directors Purchaser’s observations, recommendations and preferences with respect to the Company, its operations and policies; or (2) disclose an intent, purpose, plan or proposal with respect to the Company or any subsidiary thereof inconsistent with the provisions of this letter agreement, including, without limitation, any intent, purpose or plan that requires the Company to waive the benefit of or amend any provision of this letter agreement;

(h)       take any action which might require the Company to make a public announcement regarding any matter of the types set forth in clauses (a) through (g) of this Section 6.1;

(i)        agree or offer to take, or encourage (other than by granting a proxy to management representatives) or propose (publicly or privately) the taking of, or announce an intention to take, any action referred to in clauses (a) through (g), inclusive, of this Section 6.1;

(j)        assist, induce or encourage (other than by granting a proxy to management representatives), or enter into discussions, negotiations, arrangements or understandings with, any person to take any action of the type referred to in clauses (a) through (i), inclusive, of this
Section 6.1.

The expiration of the Standstill Period shall not terminate or otherwise affect any of the other provisions of this letter agreement.

6.2       Transfer Restriction.

(a)       For a period ending six months after the date of this Agreement (the “Restricted Period”), the Purchaser agrees that it shall not sell, transfer or otherwise dispose of the Shares or any right, title, or interest therein to any person, other than (i) to an entity controlled by or under common control with the which agrees to be bound by the terms of this Agreement, or (ii) to an “accredited investor”  (as defined under the rules and regulations under the Securities Act) after complying with paragraph (b) below.

(b)       During the Restricted Period, the Purchaser may not sell or otherwise transfer the Shares, in whole or in part, to an accredited investor without first offering to sell such Shares to the Company or its designee.  Such offer (the “Offer”) shall: (i) be in writing (the “Offer Notice”); (ii) specify the number of Shares proposed to be transferred; and (iii) specify the proposed sale price for the Shares proposed to be sold.  Within 5 business days after the Company receives the Offer Notice from the Purchaser, the Company shall notify the Purchaser in writing whether it irrevocably elects to purchase all, but not less than all, such Shares on the terms of the Offer.  If the Company shall have exercised its right to purchase such Shares pursuant to this paragraph, then, within 5 business days after delivery of notice of acceptance of the Offer by the Company, at the offices of the Company or such other place as may be mutually agreed upon, the Company shall pay the aggregate purchase price for the Shares by wire transfer of immediately available funds to the account designated by the Purchaser and the Purchaser shall deliver to the Company the certificates representing such Shares free and clear of any liens, charges and encumbrances, duly endorsed in blank, or accompanied by stock powers duly executed in blank.  If the Company does not give the Purchaser such notice of acceptance within such 5 business day period, then the Offer shall be deemed to be rejected.  If the Company rejects (or is deemed to reject) the Offer, then during the next 90 days the Purchaser shall be free to consummate the transaction described in the Offer Notice at the price set forth therein or a higher price; provided that if the Purchaser does not consummate such transaction within 90 days after the Company has (or is deemed to have) rejected the Offer, then the provisions of this Section 6 shall again apply to any sale, transfer or other disposition of any Shares.

(c)       The Purchaser may freely sell or otherwise transfer any Shares with or without the Company’s consent at any time after the Restricted Period.